UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 13, 2008, Unidym, Inc. (“Unidym”), a majority owned subsidiary of Arrowhead Research Corporation, entered into a subscription agreement (the “Subscription Agreement”) with Tokyo Electron Ventures (“TELVentures”), pursuant to which Unidym sold 1,111,112 shares of newly authorized Series C-1 Preferred Stock (the “Series C-1”) for cash proceeds of $2 million in a private financing transaction. Shares of Series C-1 carry the same rights and preferences as the existing Series C Preferred Stock (the “Series C”), except that the Series C-1 are senior to the Series C and all other outstanding stock of Unidym, and the Series C-1 have a $2.16 per share liquidation preference, subject to increase to $3.60 per share in the event Unidym fails to achieve a defined cash flow requirement by June 30, 2009 (as defined in the Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Restated Certificate”). The cash flow requirement is the receipt by Unidym of cash proceeds of at least $7 million from the date of the Restated Certificate through June 30, 2009 from any combination of sales of Unidym equity (not counting the Series C-1 sold to TEL Ventures), the monetization by Unidym of some or all of its assets and/or business operations in materials for anti-static polymers and other applications such as carbon fibers, the sale by Unidym of its shares in any of its subsidiaries and net cash flow from operations during the measurement period. The Series C have a liquidation preference of $1.80 with no adjustment for cash flow requirement. The liquidation preferences of the Series C-1 and Series C are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the relevant series of stock.

Pursuant to the Subscription Agreement, in the event of a qualified transaction, as defined in the Subscription Agreement, TEL Ventures may, in its sole and absolute discretion, convert the shares of Series C-1 then owned into the newly authorized and issued series of preferred stock issued in such qualified transaction. Any conversion to the new series of preferred stock will be, based on a weighted-average conversion formula, multiplied by a time factor, as provided in the Subscription Agreement. TEL Venture’s investment in Undiym was made in connection with an anticipated joint development program between TEL Ventures and Unidym. In the event the parties do not enter into a joint development agreement by June 30, 2009, TEL Ventures shall have until July 31, 2009 to exercise a put option pursuant to which Unidym will be obligated to repurchase the Series C-1 (or converted shares in the case of a qualified transaction) for an aggregate purchase price of $2 million. Regardless of the joint development program, TEL Ventures shall have an additional put option if Unidym fails to meet the cash flow requirement (set forth above) by June 30, 2009. In this event, TEL Ventures may exercise this put option by July 31, 2009, and Unidym will be obligated to repurchase the Series C-1 held by TEL Ventures for $2.16 per share, or an aggregate maximum of $2.4 million. Unidym does not intend to escrow or reserve the $2 million of investment proceeds until passage of these contingencies. Unidym’s contingent buy back obligations are secured by a separate Security Agreement between Unidym and TEL Ventures, dated as of November 13, 2008.

In connection with this transaction, TEL Ventures, as a holder of Series C-1 shares, became a party to Unidym’s Investor Rights Agreement, Right of First Refusal Agreement and Voting Agreement. TEL Ventures was previously a party to these agreements as a holder of Series C shares. Other than joining the Series C-1 shares, none of the Investor Rights Agreement, Right of First Refusal Agreement or Voting Agreement were amended.

After giving effect to the issuance of the Series C-1 issued in the transaction, Arrowhead retains majority ownership of Unidym and holds 51.0% of the outstanding equity of Unidym, or 36.3% on a fully diluted, as converted, basis.

The foregoing is intended only as a summary of the terms of the Subscription Agreement, the Security Agreement and the Restated Certificate. Please refer to the form of Subscription Agreement and the form of Security Agreement, which will be filed as Exhibits to Arrowhead’s Form 10-K for the fiscal year ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 19, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel
Chief Financial Officer